Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Amended and Restated 2014 Stock Incentive Plan and the 2015 Employee Stock Purchase Plan of Collegium Pharmaceutical, Inc. of our report dated March 9, 2022, with respect to the consolidated financial statements of Biodelivery Sciences International, Inc. included in Biodelivery Sciences International, Inc.’s Annual Report (Form 10-K) for the years ended December 31, 2021 and 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, NC

August 11, 2022